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                                                                     EXHIBIT 5.2

                          [LATHAM & WATKINS LETTERHEAD]

                                 April 21, 2000






Arden Realty Limited Partnership
11601 Wilshire Boulevard, 4th Floor
Los Angeles, California  90025

        Re:    Registration Statement on Form S-4;
               $200,000,000 8.875% Senior Notes due 2005
               $  50,000,000 9.150% Senior Notes due 2010

Ladies and Gentlemen:

        In connection with the registration of (i) $200,000,000 8.875% Senior Notes due 2005 and (ii) $50,000,000 9.150% Senior Notes due 2010 (collectively, the "Securities") by Arden Realty Limited Partnership (the "Partnership") under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 21, 2000 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Partnership in connection with the authorization and issuance of the Securities, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Partnership and others.


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Arden Realty Limited Partnership
April 21, 2000
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        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

        Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Securities have been duly authorized, executed, issued, authenticated and delivered by or on behalf of the Partnership, the Securities will constitute legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

        The opinions rendered in the preceding paragraph are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 514 of the Indenture.

        We have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Partnership under the Indenture and the Securities of Section 548 of the United State Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        To the extent that the obligations of the Partnership under the Securities or the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Securities and Indenture, respectively; (c) is duly qualified to engage in the activities contemplated by the Securities and Indenture, respectively; and (d) has duly authorized, executed and delivered each of the Securities and Indenture, respectively; (ii) each of the Securities and Indenture, respectively, constitutes a legally valid and binding agreement, of the Trustee enforceable against the Trustee in accordance with its terms;


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Arden Realty Limited Partnership
April 21, 2000
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and (iii) that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We have also assumed that the choice of law provisions in each of the Securities and Indenture would be enforced by any court in which enforcement thereof might be sought.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,


                                               /s/ LATHAM & WATKINS